EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-225177, 333-91174, 333-141276, 333-152873, 333-161242, 333-181272, and 333-201336) on Form S-8 of our report dated February 21, 2025, with respect to the consolidated financial statements of LCI Industries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Chicago, Illinois
February 21, 2025